EXHIBIT 23.1


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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2006, relating to the financial statements and financial statement schedules of Loral Space & Communications Inc. (which report expresses an unqualified opinion and contains explanatory paragraphs which indicate that (1) the Company emerged from bankruptcy on November 21, 2005, and in connection therewith adopted fresh-start reporting pursuant to American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as of October 1, 2005, (2) the Company changed its method of accounting for stock-based compensation to adopt the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-Based Payment, effective October 1, 2005, (3) the Company has classified certain of its operations as discontinued operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and (4) the Company changed its method of accounting for its convertible redeemable preferred stock to adopt the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, effective July 1, 2003) and of our report, dated March 28, 2006 relating to management's report on the effectiveness of internal control over financial reporting, both of which appear in the Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2005.


/s/ DELOITTE & TOUCHE LLP

New York, NY
March 28, 2006